CR-65781

REGISTRAR OF COMPANIES
Certificate of Incorporation On Change Of Name	EXEMPTED
CAYMAN ISLANDS

I DO HEREBY CERTIFY that

MCCAW INTERNATIONAL (ASIA HOLDINGS), LTD.

having by Special Resolution dated 9th of July 1996 changed its name, is now incorporated under the name of

MCCAW INTERNATIONAL (HOLDINGS), LTD.

Given under my hand and Seal at George Town in the Island of Grand Cayman this Nineteenth day of July One Thousand Nine Hundred Ninety-Six

CERTIFIED TO BE A TRUE AND CORRECT COPY	(SGD. D.O. SOLOMON)

SIG. [SIG] DELANO O. SOLOMON Registrar of Companies	An Authorised Officer, Registry of Companies, Cayman Islands, B.W.I.

DATE: 19th July 1996